EXHIBIT 10.21

PRESIDENT’S BONUS TERM SHEET

The President of Websense, Inc. is generally eligible for an annual target bonus of 100% of his annual salary (“Annual Target”).  This bonus is based upon the Company achieving a combination of objective performance goals, including its billings, new business and/or operating profit objectives, along with any other Company or individual performance goals as may be determined by the Compensation Committee.

Bonuses are earned and paid quarterly, based on the achievement of quarterly performance goals.  The quarterly target bonuses generally cumulate to 80% of the Annual Target, although each quarter’s target bonus may vary as a percentage of the Annual Target.   At the end of the fiscal year, an additional target bonus amount generally equal to 20% of the Annual Target may be earned based on the achievement of annual performance goals.

Quarterly and annual bonuses under the plan, if earned, may range from 15% of the target bonus amount (based on non-satisfaction of objectives) to a maximum of 200% of the target bonus amount (based on exceeding objectives).

The Company reserves the right to change the President’s bonus terms and/or Term Sheet from time to time as it feels necessary to accomplish its goals, including as a result of market conditions, personnel, new or different product offerings and/or corporate restructuring.